EXHIBIT 99.1

Contacts:

John W. Smolak	Scott M. Tsujita
EVP CFO & Chief Administrative Officer	SVP Finance, Treasury & Investor Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-4750	Phone: 602-504-5161
Email: jsmolak@hypercom.com	Email: stsujita@hypercom.com

HYPERCOM CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

Highlights:

•	Fourth quarter 2004 revenue of $79.7 million exceeds same quarter of prior year revenue of $63.4 by $16.3 million (+25.7%). Income before discontinued operations of $4.5 million, $0.08 per diluted share, exceeds comparable period prior year figures of $2.8 million, or $0.05 per diluted share.

•	Full year 2004 revenue of $255.2 million exceeds prior year revenue of $231.5 million by $23.7 million (+10.2%). Full year loss before discontinued operations of $8.7 million, -$0.17 per diluted share, is down from the prior year income before discontinued operations of $4.0 million, or $0.08 per diluted share. Current year results include a previously disclosed 2nd quarter reserve (net of subsequent recoveries) of $11.3 million related to the uncertainty of future payments from the Brazilian Health Ministry.

•	Full year 2004 results also reflect the restatement of interim period financial statements for the accounting reclassification of certain leases from sales-type to operating leases. As a result, revenue and income before discontinued operations were reduced by $2.9 million, and $2.2 million, respectively.

•	As previously disclosed, the significant internal control deficiency that caused the recent accounting reclassification of certain leases from sales-type to operating leases and gave rise to a restatement of 2004 interim period financial statements, represents a material weakness in internal controls over financial reporting as defined by PCAOB’s Auditing Standard No.2.

•	Management concludes that significant internal control deficiencies related to year-end audit and Sarbanes-Oxley compliance testing indicates an additional material weakness in internal controls over financial reporting. The Company’s independent auditors, Ernst & Young LLP, are expected to issue an adverse opinion with respect to internal controls over financial reporting.

PHOENIX, March 3, 2005-Hypercom Corporation (NYSE: HYC) a leading global supplier of electronic payment solutions, today announced financial results for the three months and fiscal year ended December 31, 2004.

Fourth Quarter 2004

The Company reported fourth quarter revenue of $79.7 million, up 25.7% from $63.4 million in the same quarter last year. The increase in revenue is attributable to strong POS terminal sales within the multi-lane and quick service restaurant market segments.

Gross profit for the quarter was $31.8 million versus $26.9 million last year. The incremental profit generated on higher current year revenue was offset, in part, by a lower gross margin percentage, 39.8% versus 42.4%. The year over year decline in margin is primarily attributable to lower profit margins on high volume terminal sales in both the multi-lane and quick service restaurant segments, as well as incremental shipments under the terms of a significant customer agreement. As cited in previous announcements, the Company is in the process of cost reducing its 32-bit terminal product line to sustain competitive pricing at desired margin levels.

Year over year, fourth quarter operating expenses increased $5.4 million to $26.3 million. The increase primarily reflects incremental costs related to Sarbanes-Oxley compliance efforts and year end audit fees not incurred in the prior year, incremental R&D costs related to new product releases and certifications, and variable selling expense as a function of increased sales volume. Current quarter selling expense benefited from a $1.4 million recovery from the Brazilian Health Ministry.

The Company achieved fourth quarter income before discontinued operations of $4.5 million (inclusive of the aforementioned $1.4 million recovery from the Brazilian Health Ministry), or $0.08 per diluted share, compared to $2.8 million, or $0.05 per diluted share for the prior year.

“For 2004, the results of operations were disappointing, largely due to the reserve resulting from the Brazilian Health Ministry contract. However, the fourth quarter was a stepping-stone to future success. We continued our successful roll out of the new Optimum product family, including the L4100 for the multi-lane customers, the T2100 for low cost markets, and the T4100 for our traditional stand-alone merchants, in fourth quarter. We will expand the Optimum product line in 2005 with significant product extensions to drive future growth. The Company will use this foundation to focus on incremental revenues and cost management to leverage the existing operating structure and produce improved bottom line results in 2005,” stated Chairman and CEO Chris Alexander.

Full Year 2004

Full year revenue of $255.2 million compares favorably to revenue of $231.5 million in 2003, up 10.2%.

The current year gross margin percentage of 36.1% is less than the 41.5% reported last year as a consequence of several factors including: the impact of the 2nd quarter $11.3 million reserve for the Brazilian Health Ministry (-440 basis points), the accounting reclassification of certain leases originated in the first three quarters of 2004 from sales-type to operating leases (-$2.0 million gross profit, -40 basis points), and the higher volume, lower margin product mix change noted above.

For full year 2004, operating expenses increased $10.5 million to $93.5 million (36.6% of revenue) versus $83.0 million (35.8% of revenue) in 2003. R&D spending increased $3.0 million to $27.2 million (10.7% of revenue) for new product development, certifications, and releases. Selling, general, and administrative expenses increased $7.5 million to $66.3 million (26.0% of revenue) on higher sales volume and costs related to Sarbanes-Oxley compliance and year-end audit.

The Company realized a current year loss before discontinued operation of $8.7 million (-$0.17 per share) versus prior year income before discontinued operations of $4.0 million ($0.08 per share). Again, the current year result was reduced by the remaining $11.3 million (-$0.21 per share) 2nd quarter reserve related to the Brazilian Health Ministry and the accounting reclassification of certain sales-type leases
(-2.2 million or -$0.04 per share).

The Company continues to maintain a strong balance sheet, as cash and short-term investment balances increased to $93.4 million at December 31, 2004, compared to $91.9 million at September 30, 2004, and $82.8 million at December 31, 2003. Concurrently, the Company continues to reduce its long-term debt, primarily comprised of building mortgage financing, from $9.0 million at September 30, 2004 to $8.8 million at December 31, 2004.

The Company closed the quarter with a sales backlog of $35.4 million versus $49.5 million, as of September 30, 2004, and $57.0 million as of December 31, 2003. Backlog includes those orders to be delivered within the following twelve months and fluctuates seasonally, as well as with the timing of new annual contracts with significant customers. The backlog is predominately related to contracts with North American customers and the Company has seen a change in order patterns, such that most sales contracts are now signed and fulfilled within the same quarter. Accordingly, the current backlog is not necessarily a strong indicator of short-term revenue.

Restatement and Internal Controls

On February 4, 2005, the Company announced in a press release that it will restate its financial statements for each of the first three quarters of 2004 following management’s determination that certain leases originated during the nine months ended September 30, 2004 by the Company’s UK subsidiary, Hypercom EMEA, Inc., were incorrectly accounted for as sales-type leases, rather than operating leases. In connection with the restatement, the Company determined that the internal control deficiency that gave rise to the restatement represents a material weakness as defined by the PCAOB’s Auditing Standard No. 2. Consequently management will be unable to conclude that the Company’s internal controls over financial reporting were effective as of December 31, 2004, and the Company’s independent auditors, Ernst & Young LLP, are expected to issue an adverse opinion with respect to the Company’s internal controls over financial reporting. Additionally, as a result of year-end audit procedures and the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our independent auditors identified a number of significant deficiencies with respect to our analysis, evaluation, and review of financial information. Although none of these significant deficiencies in internal control over financial reporting individually are a material weakness in internal controls, in the aggregate, management believes the significant deficiencies constitute a material weakness. The significant deficiencies giving rise to this material weakness consist of:

•	an inappropriate level of review of certain significant financial statement accounts requiring a higher degree of judgment and estimates;

•	insufficient analysis, documentation, review, and oversight of the financial statements of certain foreign subsidiaries during consolidation;

•	insufficient staffing of the accounting and financial reporting function. The finance and accounting function requires additional personnel to identify and address the application of recent accounting literature and internal control activities.

These significant deficiencies did not require any additional restatement of previously issued financial statements. The Company is devoting appropriate resources to address all these deficiencies in its internal controls and provide corrective action on a timely basis. However, we presently do not believe that we will be able to fully remediate by the end of the first quarter of fiscal 2005 and presently anticipate that we will report in our quarterly report on Form 10-Q for the first quarter of 2005 that a material weakness in internal control over financial reporting continues to exist.

“The prior period restatement and the cited existing significant deficiencies in internal controls over financial reporting are both regrettable and unacceptable. As noted above, the Company is fully committed to expediting remedial actions to ensure the quality and integrity of our financial statements,” stated Chairman and CEO Alexander.

Operational Highlights

During the quarter, the Company announced several new initiatives and collaborations related to its products including:

•	Introduction of a high-performance, contactless version of the L4100 multi-application, signature capture payment terminal for multi-lane retail chains including retail and grocery

•	Selection by Visa to join the “Smart Breakthrough Acceptance Device” program, aimed at facilitating and accelerating worldwide EMV migration, on the basis of technology that includes features conforming to global EMV standards, customer focus, and a worldwide presence

•	A $4 million terminal contract with European processor euroConex to lead the changeover of terminals in Ireland from magstripe/signature to chip/PIN technology

•	Announced the Company’s largest order ever in the Middle East market with its distributor Alhamrani Universal for ICE 5500Plus terminals to be delivered to some of Saudi Arabia’s largest banks

Hypercom’s conference call to discuss the financial results for the period ended December 31, 2004, will be held on Thursday, March 3, 2005, at 8:30 a.m. EST (6:30 a.m. Phoenix time). The dial-in number is 1-888-550-9982 for North American callers and +1-484-630-2626 for international callers. For access to this call, participants will be required to identify the call host, Scott Tsujita, and the access code, “Earnings.”

A replay of the call will be available approximately one hour after the conclusion of the live call and will remain available until Thursday, March 17, 2005. The replay number for North America is 1-888-566-0435. The replay number for international callers is +1-402-998-0605. No access code is required.

The conference call will be simultaneously webcast at Hypercom’s Web site, www.hypercom.com and will also be available after the call has concluded in the investor relations section under “audio.archive”.

About Hypercom (www.hypercom.com)

Observing 26 years of technological excellence, innovation, and leadership, Hypercom is a leading global provider of electronic payment solutions that add value at point-of-sale transactions for consumers, merchants, and acquirers, and yield increased profitability for its customers.

Widely recognized as the payment technology innovator, Hypercom delivers comprehensive card payment terminals, network and server solutions that help merchants and financial institutions generate revenues and increased profits.

Headquartered in Phoenix, Arizona, Hypercom’s card payment terminal, network, and server solutions are leading the transformation of electronic payments in more than 100 countries.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance, projections regarding future revenue, operating profits, net income, cash flows, losses from discontinued operations and the performance and market acceptance of new products. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions and strategic investments and successfully integrate them into our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks related to our indebtedness and compliance with restrictions and financial covenants in our loan agreements; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months and fiscal year ended December 31, 2004 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom will not necessarily update the information, since Hypercom will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

The Company does not endorse any projections regarding future performance that may be made by third parties.

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Hypercom is a registered trademark of Hypercom Corporation. Optimum and Design is a trademark of Hypercom Corporation.

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	Actual 2004	Non-GAAP Adjustment	Non-GAAP 2004	2003
Net revenue	$79,703	$—	$79,703	$63,414
Costs of revenue	47,953	—	47,953	36,528

Gross profit	31,750	—	31,750	26,886

Operating expenses:
Research and development	7,282	—	7,282	6,244
Selling, general and administrative	19,053	1,385	20,438	14,722

Total operating expenses	26,335	1,385	27,720	20,966

Income from continuing operations	5,415	(1,385)	4,030	5,920

Interest income	415	—	415	171
Interest expense	(84)	—	(84)	(691)
Other expense	(6)	—	(6)	(23)
Foreign currency loss	(655)	—	(655)	(891)

Income before income taxes and discontinued operations	5,085	(1,385)	3,700	4,486

Provision for income taxes	(557)	—	(557)	(1,734)

Income before discontinued operations	4,528	(1,385)	3,143	2,752

Income from discontinued operations (including $6.1 million gain on disposal in 2003)	—	—	—	5,991

Net income	$4,528	$(1,385)	$3,143	$8,743

Basic income per share:
Income before discontinued operations	$0.09	$(0.03)	$0.06	$0.06
Income from discontinued operations	—	—	—	0.12

Basic income per share	$0.09	$(0.03)	$0.06	$0.18

Diluted income per share:
Income before discontinued operations	$0.08	$(0.03)	$0.06	$0.05
Income from discontinued operations	—	—	—	0.12

Diluted income per share	$0.08	$(0.03)	$0.06	$0.17

Adjusted EBITDA:
Continuing operations	$8,873	$(1,385)	$7,488	$8,019
Discontinued operations	—	—	—	5,991

Adjusted EBITDA	$8,873	$(1,385)	$7,488	$14,010

Adjusted EBITDA per share — basic:
Continuing operations	$0.17	$(0.03)	$0.14	$0.16
Discontinued operations	—	—	—	0.12

Adjusted EBITDA per share — basic	$0.17	$(0.03)	$0.14	$0.28

Adjusted EBITDA per share — diluted:
Continuing operations	$0.17	$(0.03)	$0.14	$0.15
Discontinued operations	—	—	—	0.12

Adjusted EBITDA per share — diluted	$0.17	$(0.03)	$0.14	$0.27

Weighted average common shares — basic	51,805	51,805	51,805	49,874
Weighted average common shares — diluted	53,508	53,508	53,508	51,444

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Twelve Months Ended December 31,
	Actual 2004	Non-GAAP Adjustment	Non-GAAP 2004	2003
	(unaudited)	(unaudited)	(unaudited)
Net revenue	$255,155	$—	$255,155	$231,514
Costs of revenue	151,754	—	151,754	135,484
Provision for deferred contract costs	11,305	(11,305)	—	—

Gross profit	92,096	11,305	103,401	96,030

Operating expenses:
Research and development	27,188	—	27,188	24,163
Selling, general and administrative	66,313	—	66,313	58,832

Total operating expenses	93,501	—	93,501	82,995

Income (loss) from continuing operations	(1,405)	11,305	9,900	13,035

Interest income	1,198	—	1,198	382
Interest expense	(1,412)	—	(1,412)	(2,474)
Other income (expense)	13	—	13	(113)
Foreign currency loss	(3,223)	—	(3,223)	(2,751)

Income (loss) before income taxes and discontinued operations	(4,829)	11,305	6,476	8,079

Provision for income taxes	(3,833)	—	(3,833)	(4,114)

Income (loss) before discontinued operations	(8,662)	11,305	2,643	3,965
Income from discontinued operations (including $3.8 million gain on disposal in 2003)	—	—	—	7,233

Net income (loss)	$(8,662)	$11,305	$2,643	$11,198

Basic income (loss) per share:
Income (loss) before discontinued operations	$(0.17)	$0.22	$0.05	$0.08
Income from discontinued operations	—	—	—	0.15

Basic income (loss) per share	$(0.17)	$0.22	$0.05	$0.23

Diluted income (loss) per share:
Income (loss) before discontinued operations	$(0.17)	$0.21	$0.05	$0.08
Income from discontinued operations	—	—	—	0.14

Diluted income (loss) per share	$(0.17)	$0.21	$0.05	$0.22

Adjusted EBITDA:
Continuing operations	$8,550	$11,305	$19,855	$21,805
Discontinued operations	—	—	—	10,698

Adjusted EBITDA	$8,550	$11,305	$19,855	$32,503

Adjusted EBITDA per share — basic:
Continuing operations	$0.17	$0.22	$0.39	$0.44
Discontinued operations	—	—	—	0.22

Adjusted EBITDA per share — basic	$0.17	$0.22	$0.39	$0.66

Adjusted EBITDA per share — diluted:
Continuing operations	$0.16	$0.21	$0.37	$0.44
Discontinued operations	—	—	—	0.21

Adjusted EBITDA per share — diluted	$0.16	$0.21	$0.37	$0.65

Weighted average common shares — basic	51,252	51,252	51,252	49,146
Weighted average common shares — diluted	53,497	53,497	53,497	50,351

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Quarter Ended				Year Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	December 31, 2004
	Restated	Restated	Restated
Net revenue	$49,642	$63,059	$62,751	$79,703	$255,155
Costs of revenue	29,144	36,205	38,452	47,953	151,754
Provision for deferred contract costs	—	11,305	—	—	11,305

Gross profit	20,498	15,549	24,299	31,750	92,096

Operating Expenses:
Research and development	6,825	6,444	6,637	7,282	27,188
Selling, general and administrative	14,885	16,962	15,413	19,053	66,313

Total operating expenses	21,710	23,406	22,050	26,335	93,501

Income (loss) from continuing operations	(1,212)	(7,857)	2,249	5,415	(1,405)
Interest income	273	221	289	415	1,198
Interest expense	(491)	(445)	(392)	(84)	(1,412)
Other income (expense)	18	2	(1)	(6)	13
Foreign currency loss	(732)	(907)	(929)	(655)	(3,223)

Income (loss) before income taxes	(2,144)	(8,986)	1,216	5,085	(4,829)
Provision for income taxes	(829)	(1,540)	(907)	(557)	(3,833)

Net income (loss)	$(2,973)	$(10,526)	$309	$4,528	$(8,662)

Basic income (loss) per share	$(0.06)	$(0.20)	$0.01	$0.09	$(0.17)

Diluted income (loss) per share	$(0.06)	$(0.20)	$0.01	$0.08	$(0.17)

Weighted average common shares - basic	50,213	51,412	51,568	51,805	51,252
Weighted average common shares - diluted	52,414	53,772	53,947	53,508	53,497

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,445	$65,415
Marketable securities	69,962	17,400
Accounts receivable, net	59,776	55,252
Current portion of net investment in sales-type leases	9,441	8,783
Inventories	44,455	42,262
Prepaid expenses and other current assets	12,955	15,071
Long-lived assets held for sale	—	852

Total current assets	220,034	205,035
Property, plant and equipment, net	29,920	28,217
Net investment in sales-type leases	17,668	20,236
Intangible assets, net	4,475	3,731
Other long-term assets	5,163	8,651

Total assets	$277,260	$265,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,817	$21,733
Accrued payroll and related expenses	8,679	8,267
Accrued sales and other taxes	8,792	8,332
Accrued liabilities	8,308	7,534
Deferred revenue	2,768	1,373
Income taxes payable	3,411	1,690
Current portion of long-term debt	470	1,058

Total current liabilities	60,245	49,987
Long-term obligations	11,643	11,586

Total liabilities	71,888	61,573
Stockholders’ equity	205,372	204,297

Total liabilities and stockholders’ equity	$277,260	$265,870

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Cash flows from continuing operations:
Net income (loss) from continuing operations	$4,528	$2,752	$(8,662)	$3,965
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Amortization of deferred financing costs	3	196	529	869
Depreciation/amortization	2,766	2,122	9,244	8,883
Provision for bad debts	807	723	1,915	1,972
Provision for losses on sales-type leases	780	—	2,795	705
Provision for excess and obsolete inventory	2,028	1,587	8,320	4,668
Provision for long-term contract accounts receivable	(1,385)	—	—	—
Foreign currency loss	655	891	3,223	2,751
Provision for deferred contract costs	—	—	11,305	—
Noncash stock compensation	77	—	405	—
Noncash write-off of intangible	698	—	698	—
Other noncash	165	—	594	—
Changes in operating assets and liabilities	(8,655)	(1,308)	(16,282)	(273)

Net cash provided by operating activities	2,467	6,963	14,084	23,540
Cash flows from investing activities:
Proceeds from the sale of discontinued operations, net of purchase price adjustments	—	28,473	—	32,512
Purchase of property, plant and equipment	(2,095)	(1,003)	(6,549)	(4,319)
Acquisition of other assets	(679)	(32)	(2,173)	(38)
Software development costs capitalized	(801)	(523)	(2,953)	(1,552)
Purchase of marketable securities,net of proceeds	(5,432)	(7,373)	(52,339)	(17,373)

Net cash (used in) provided by investing activities	(9,007)	19,542	(64,014)	9,230
Cash flows from financing activities:
Repayment of bank notes payable and other debt instruments	(192)	(1,326)	(995)	(2,415)
Advances from discontinued operations	—	—	—	294
Payment of advances to stockholders	—	—	1,056	—
Proceeds from issuance of common stock	2,253	158	8,276	5,398
Purchase of treasury stock	—	(271)	—	(271)

Net cash provided by (used in) financing activities	2,061	(1,439)	8,337	3,006
Effect of exchange rate changes on cash	438	262	407	728

Net (decrease) increase in cash flow from continuing operations	(4,041)	25,328	(41,186)	36,504
Net (decrease) increase in cash flow from discontinued operations	(38)	(1,002)	(784)	5,842
Cash and cash equivalents, beginning of period	27,524	41,089	65,415	23,069

Cash and cash equivalents, end of period	$23,445	$65,415	$23,445	$65,415

Note 1: Reconciliation of Non-GAAP Measures
This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP operating results are presented in the earnings release because management believes that it is of interest to its investors to reflect the current period operating results exclusive of any material non-GAAP adjustments for comparability purposes. During the second quarter ended June 30, 2004, the Company recorded a charge to operations for approximately $12.9 million to fully reserve amounts recorded under its contract with the Brazilian Health Ministry. The charge consisted of $11.3 million reserve against deferred contract costs, which was recorded in cost of revenues, and $1.6 million reserve against accounts receivables, which was recorded in selling expense. Since the second quarter 2004, the Company has received $1.6 million from the Brazilian Health Ministry and, accordingly, has reversed $1.6 million of the previously established accounts receivable reserve. The Company recorded these reserves as a result of increasing concerns with the Brazilian Health Ministry’s lack of timely payments and lack of acknowledgment and acceptance of previously submitted contract claims. In addition, and further complicating the situation, is the Ministry’s own political environment which, during the second quarter, experienced a very serious internal scandal, completely unrelated to the Company, but casting additional doubt and concern over the ability to recover, timely, the amounts owed under our contract. The non-GAAP 2004 results and related adjustments are not GAAP and the non-GAAP 2004 results should not be considered a substitute for the actual 2004 unaudited results in this earnings release.

Adjusted EBITDA is presented in the earnings release because management believes that it is a commonly used financial measure that is of interest to its investors. The Corporation defines adjusted EBITDA as earnings before interest, income taxes, depreciation, and amortization, adjusted to exclude foreign currency gains and losses, and certain other material non-cash unusual or infrequently occurring items. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered as a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

Below is a reconciliation of income (loss) before taxes and discontinued operations to adjusted EBITDA from continuing operations (amounts in thousands and unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Income (loss) before income taxes and discontinued operations	$5,085	$4,486	$(4,829)	$8,079
Depreciation and amortization	2,766	2,122	9,244	8,883
Non-cash write-off of intangible	698	—	698	—
Foreign currency loss	655	891	3,223	2,751
Interest, net	(331)	520	214	2,092

Adjusted EBITDA from continuing operations	$8,873	$8,019	$8,550	$21,805

Below is a reconciliation of the income from discontinued operations to adjusted EBITDA from discontinued operations (amounts in thousands and unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Income from discontinued operations	$—	$5,991	$—	$7,233
Noncash asset write-downs	—	—	—	1,363
Depreciation expense	—	—	—	1,076
Foreign currency loss	—	—	—	70
Interest, net	—	—	—	956

Adjusted EBITDA from discontinued operations	$—	$5,991	$—	$10,698